Exhibit 99.2
Non-GAAP Financial Measures
Regulation G, Conditions for Use of Non-GAAP Financial Measures, and other SEC regulations define and prescribe the conditions for use of certain non-GAAP financial information. Our measures of free cash flows and the effect of foreign exchange rates on our consolidated statements of operations meet the definition of non-GAAP financial measures.
We provide multiple measures of free cash flows because we believe these measures provide additional perspective on the impact of acquiring property and equipment with cash and through finance leases and financing obligations.
Free cash flow is cash flow from operations reduced by “Purchases of property and equipment, net of proceeds from sales and incentives.”
Free cash flow less principal repayments of finance leases and financing obligations is free cash flow reduced by “Principal repayments of finance leases” and “Principal repayments of financing obligations.”
Free cash flow less equipment finance leases and principal repayments of all other finance leases and financing obligations is free cash flow reduced by equipment acquired under finance leases, which is included in “Property and equipment acquired under finance leases, net of remeasurements and modifications,” principal repayments of all other finance lease liabilities, which is included in “Principal repayments of finance leases,” and “Principal repayments of financing obligations.” All other finance lease liabilities and financing obligations consists of property. In this measure, equipment acquired under finance leases is reflected as if these assets had been purchased with cash, which is not the case as these assets have been leased.
All of these free cash flows measures have limitations as they omit certain components of the overall cash flow statement and do not represent the residual cash flow available for discretionary expenditures. For example, these measures of free cash flows do not incorporate the portion of payments representing principal reductions of debt or cash payments for business acquisitions. Additionally, our mix of property and equipment acquisitions with cash or other financing options may change over time. Therefore, we believe it is important to view free cash flows measures only as a complement to our entire consolidated statements of cash flows.
For a quantitative reconciliation of our free cash flow measures to the most directly comparable amounts reported in accordance with GAAP, see “Supplemental Financial Information and Business Metrics” in Exhibit 99.1 to this Current Report on Form 8-K.
The effect on our consolidated statements of operations from changes in foreign exchange rates versus the U.S. Dollar is also a non-GAAP financial measure. Information regarding the effect of foreign exchange rates, versus the U.S. Dollar, on our consolidated statements of operations is provided to show reported period operating results had the foreign exchange rates remained the same as those in effect in the comparable prior year period. We include various measures on both an as-reported basis and a basis showing the effect of changes in foreign exchange rates versus the U.S. Dollar in “Supplemental Financial Information and Business Metrics” in Exhibit 99.1 to this Current Report on Form 8-K.